UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

Anebulo Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ANEBULO PHARMACEUTICALS, INC.

1017 Ranch Road 620 South, Suite 107

Lakeway, Texas 78734

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On November 20, 2023

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Anebulo Pharmaceuticals, Inc., a Delaware corporation (the “Company”). The meeting will be held on Monday, November 20, 2023, at 9:00 a.m. (Pacific Time) via live webcast at https://www.cstproxy.com/anebulo/2023. The meeting will be held for the following purposes:

1.	To elect the Board of Directors’ nominees, Jason M. Aryeh and Bimal Shah, to the Board of Directors to hold office until the 2026 Annual Meeting of Stockholders as Class III directors;

2.	To ratify the selection by the Audit Committee of the Board of Directors of EisnerAmper LLP as the independent registered public accounting firm of the Company for its fiscal year ending June 30, 2024;

3.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 40,000,000 shares to 50,000,000 shares; and

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

The record date for the Annual Meeting is October 26, 2023. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders of the Company to Be Held on Monday, November 20, 2023 at 9:00 a.m. (Pacific Time) via live webcast at https://www.cstproxy.com/anebulo/2023.

The proxy statement and annual report to stockholders

are available at https://ir.anebulo.com.

By Order of the Board of Directors

/s/ Daniel George

Daniel George

Secretary

Lakeway, Texas

October 30, 2023

You are cordially invited to attend the meeting online. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card, or vote over the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote online if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder at least 72 hours prior to the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors (sometimes referred to as the “Board”) of Anebulo Pharmaceuticals, Inc. (the “Company,” “we,” “our” or “us”) is soliciting your proxy to vote at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting online to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy through the internet.

We intend to mail these proxy materials on November 3, 2023 to all stockholders of record entitled to vote at the Annual Meeting.

How do I attend the Annual Meeting?

The Annual Meeting will be held through a live webcast at https://www.cstproxy.com/anebulo/2023 on Monday, November 20, 2023, at 9:00 a.m. (Pacific Time). You will not be able to attend the Annual Meeting in person. Information on how to vote online at the Annual Meeting is discussed below.

You are entitled to attend the Annual Meeting if you were a stockholder as of the close of business on October 26, 2023 (the “record date”). To be admitted to the Annual Meeting, you will need to visit https://www.cstproxy.com/anebulo/2023 and enter the 16-digit Control Number found next to the label “Control Number” on your proxy card. If you are a beneficial shareholder, you should contact the bank, broker or other institution where you hold your account well in advance of the meeting if you have questions about obtaining your control number.

Whether or not you participate in the Annual Meeting, it is important that you vote your shares.

We encourage you to access the Annual Meeting before it begins. Online check-in will start approximately 15 minutes before the meeting on November 20, 2023. Participation in the meeting is limited due to the capacity of the host platform and access to the meeting will be accepted on a first come, first served basis.

Where can we get technical assistance?

If you have difficulty accessing the meeting, please call 1-917-262-2373 where technicians will be available to help you.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the record date will be entitled to vote at the Annual Meeting. On the record date, there were 25,633,217 shares of common stock outstanding and entitled to vote. A list of our stockholders of record will be open for examination by any stockholder for the ten days ending the day prior to the Annual Meeting at our headquarters located at 1017 Ranch Road 620 South, Suite 107, Lakeway, Texas 78734. If you would like to view the list, please contact our Secretary to schedule an appointment by calling (512) 598-0931 or writing to them at the address above.

Stockholder of Record: Shares Registered in Your Name

If on October 26, 2023 your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote online at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy through the internet to ensure your vote is counted.

1

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee

If on October 26, 2023 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a valid proxy issued in your name from that record holder at least 72 hours prior to the Annual Meeting.

What am I voting on?

There are three matters scheduled for a vote:

●	Proposal 1: Election of Board of Directors’ nominees, Jason M. Aryeh and Bimal Shah, to the Board of Directors to hold office until the 2026 Annual Meeting of Stockholders as Class III directors;

●	Proposal 2: Ratification of the selection by the Audit Committee of the Board of Directors of EisnerAmper LLP as the independent registered public accounting firm of the Company for its fiscal year ending June 30, 2024; and

●	Proposal 3: Approval of an amendment to our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 40,000,000 to 50,000,000 (the “Authorized Shares Increase”).

What if another matter is properly brought before the Annual Meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the Annual Meeting, vote by proxy using the enclosed proxy card or vote by proxy through the internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote at the Annual Meeting even if you have already voted by proxy.

●	To vote during the Annual Meeting, follow the instructions at https://www.cstproxy.com/anebulo/2023. You will need to enter the 16-digit Control Number found on your proxy card, or notice you receive or in the email sending you the Proxy Statement.

●	To vote prior to the Annual Meeting, please follow the instructions below.

●	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

●	To vote through the internet prior to the meeting, go to www.cstproxyvote.com and follow the instructions to submit your vote on an electronic proxy card. You will be asked to provide the Control Number from the enclosed proxy card. Your internet vote must be received by 11:59 p.m. (Eastern Time) on November 19, 2023 to be counted.

2

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee

If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should have received a voting instruction form with these proxy materials from that organization rather than from us. To vote prior to the Annual Meeting, simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote over the internet as instructed by your broker, bank or other nominee. To vote at the Annual Meeting, you must obtain a valid proxy issued in your name from your broker, bank or other nominee at least 72 hours prior to the Annual Meeting. Follow the instructions from your broker, bank or other nominee included with these proxy materials, or contact that organization to request a proxy form.

Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of October 26, 2023.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote by completing your proxy card, through the internet or online at the Annual Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the Board’s nominees, Jason M. Aryeh and Bimal Shah, to the Board of Directors to hold office until the 2026 Annual Meeting of Stockholders as Class III directors, “For” the ratification of the selection by the Audit Committee of the Board of Directors of EisnerAmper LLP as the independent registered public accounting firm of the Company for its fiscal year ending June 30, 2024 and “For” the Authorized Shares Increase. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker, bank or other nominee with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other nominee how to vote your shares, your broker, bank or other nominee may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange (the “NYSE”), brokers, banks and other nominees that are subject to the NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, Proposal 1 is considered to be “non-routine” under NYSE rules meaning that your broker, bank or other nominee may not vote your shares on Proposal 1 in the absence of your voting instructions. However, each of Proposal 2 and Proposal 3 are considered to be a “routine” matter under the NYSE rules meaning that if you do not return voting instructions to your broker, bank or other nominee by its deadline, your shares may be voted by your broker, bank or other nominee in its discretion on such proposal.

If you are a beneficial owner of shares held in street name, and you do not plan to attend the Annual Meeting, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other nominee by the deadline provided in the materials you receive from your broker, bank or other nominee.

How do I submit questions for the Annual Meeting?

No questions will be taken during the Annual Meeting. We may, however, answer questions submitted in advance of the Annual Meeting, to the extent relevant to the business of the Annual Meeting and as time permits. To submit questions in advance of the Annual Meeting, please either submit questions at https://www.cstproxy.com/anebulo/2023, email them to ir@anebulo.com or timely mail questions to our Secretary at 1017 Ranch Road 620 South, Suite 107, Lakeway, Texas 78734.

3

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will, upon request, also reimburse brokerage firms, banks and other nominees for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

●	You may submit another properly completed proxy card with a later date.

●	You may grant a subsequent proxy through the internet.

●	You may send a timely written notice that you are revoking your proxy to our Secretary at 1017 Ranch Road 620 South, Suite 107, Lakeway, Texas 78734.

●	You may vote online at the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee

If your shares are held by your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by July 6, 2024 to our Secretary at 1017 Ranch Road 620 South, Suite 107, Lakeway, Texas 78734.

If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must deliver your notice to our Secretary at the address above not later than the close of business on August 22, 2024, nor earlier than the close of business on July 23, 2024; provided, however, that in the event the date of the annual meeting is advanced or delayed by more than 30 days prior to the one year anniversary date of this Annual Meeting, notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such annual meeting is first made by us. Your notice to our Secretary must set forth the information specified in our Amended and Restated Bylaws (“Bylaws”), including your name and address and the class, series and number of shares of our stock that you beneficially own. You are advised to review our Bylaws, which contain additional requirements related to advance notice of stockholder proposals and director nominations.

4

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for Proposal 1, votes “For,” “Withhold” and broker non-votes; for Proposal 2, votes “For” and “Against” and abstentions; and, for Proposal 3, votes “For” and “Against” and abstentions. Abstentions will be counted towards the vote total for Proposal 2 and Proposal 3 and will have the same effect as “Against” votes. Broker non-votes on Proposal 1 will have no effect and will not be counted towards the vote total. For Proposals 2 and 3, we do not expect there to be any broker non-votes.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to such beneficial owner’s broker, bank or other nominee holding such beneficial owner’s shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or other nominee cannot vote the shares. These un-voted shares are counted as “broker non-votes.” Proposal 1 is considered to be “non-routine” under NYSE rules and we therefore expect broker non-votes to exist in connection with Proposal 1.

As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other nominee by the deadline provided in the materials you receive from your broker, bank or other nominee.

How many votes are needed to approve each proposal?

For Proposal 1, the election of Board of Directors’ nominees, Jason M. Aryeh and Bimal Shah, to the Board of Directors to hold office until the 2026 Annual Meeting of Stockholders as Class III directors, the two nominees receiving the most “For” votes from the holders of shares present virtually or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome.

To be approved, Proposal 2, ratification of the selection by the Audit Committee of the Board of Directors of EisnerAmper LLP as the independent registered public accounting firm of the Company for its fiscal year ending June 30, 2024, must receive “For” votes from the holders of a majority of shares present virtually or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

To be approved, Proposal 3, the Authorized Shares Increase, must receive “For” votes from the holders of a majority of the shares of common stock outstanding on the record date for the Annual Meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present virtually at the Annual Meeting or represented by proxy. On the record date, there were 25,633,217 shares outstanding and entitled to vote. Thus, the holders of 12,816,609 shares must be present virtually or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chair of the meeting or the holders of a majority of shares present at the Annual Meeting or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement and annual report to stockholders are available at https://ir.anebulo.com.

5

Proposal 1

Election Of Directors

Our Board of Directors is divided into three classes and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board of Directors presently has nine members. There are three Class III directors whose term of office expires at the Annual Meeting: Jason M. Aryeh, Karah Parschauer and Bimal Shah. Jason M. Aryeh and Bimal Shah have been nominated for re-election as directors at the Annual Meeting. If elected at the Annual Meeting these nominees would serve until the 2026 annual meeting and until their respective successors have been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to encourage, but not require, directors and nominees for director to attend the Annual Meeting. Only our Chair and then-serving Chief Executive Officer attended the 2022 Annual Meeting of Stockholders in person or by video conference. Bimal Shah and Richie Cunningham, who are recently appointed members of the Board of Directors, did not attend the 2022 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present virtually or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Effective on the date of the Annual Meeting, the authorized size of the Board will be reduced from nine to eight member. Proxies may not be voted for a greater number of persons than the number of nominees named. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

Nominees for Election as Class III Directors for a Three-year Term Expiring at the 2026 Annual Meeting

Name	Age
Jason M. Aryeh	55	Mr. Aryeh has served as a member of the Board since March 2021. Mr. Aryeh is the founder and managing general partner of JALAA Equities, LP, a private hedge fund focused on the biotechnology and medical device sectors, and has served in such capacity since 1997. Mr. Aryeh has served as a member of the board of directors of Ligand Pharmaceuticals Inc., a publicly traded biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines, since September 2006. Mr. Aryeh has also served as a director of Orchestra BioMed, Inc., a private biomedical innovation company focused on developing transformative therapeutic products, since November 2018. Mr. Aryeh has served as a director of numerous public and private companies. Mr. Aryeh also has transactional expertise in capital markets. Mr. Aryeh earned a B.A. in economics, with honors, from Colgate University, and is a member of the Omicron Delta Epsilon Society in economics. Our Nominating and Corporate Governance Committee believes that Mr. Aryeh’s in-depth knowledge of the biopharmaceutical market and broad range of companies in the industry and experience as the managing general partner of a hedge fund focused on the life sciences sector qualify him to serve on our Board of Directors.

Bimal Shah	47	Mr. Shah has served as a member of the Board since October 2023. Mr. Shah is the Chief Financial Officer of Corium LLC, a Boston-based commercial-stage biopharmaceutical company, where he has been employed since August 2022. Prior to joining Corium, he served as Senior Vice President, Corporate Finance and Strategy, for Sumitovant Biopharma, Inc., a wholly owned subsidiary of Sumitomo Pharmaceuticals Co., Ltd., one of Japan’s largest pharmaceutical companies. Mr. Shah previously held business development, finance, and strategic commercial roles at Spectrum Pharmaceuticals, Inc. and Genentech Inc. (part of Roche). He also worked in the financial sector at Goldman Sachs, J.P. Morgan, and Warburg Pincus, where he focused on the broader life sciences and healthcare sectors and was responsible for executing a wide range of deal transactions, including financings, investments, acquisitions, and alliances. Mr. Shah received his Master’s in Business Administration, Master of Arts in International Policy Studies and Bachelor’s in Economics from Stanford University. Our Nominating and Corporate Governance Committee believes that Mr. Shah’s experience in finance and accounting and knowledge of the biopharmaceutical industry qualify him to serve on our Board of Directors.

6

The Board Of Directors Recommends

A Vote In Favor Of Each Named Nominee.

Class I Directors Continuing in Office Until the 2024 Annual Meeting

Name	Age
Joseph F. Lawler	51	Dr. Lawler founded the Company in April 2020 and has been a member of the Board since April 2020. Dr. Lawler briefly served as the President of the Company from April to June 2020. Dr. Lawler is also the founder and has served as Managing Member of JFL Capital Management LLC, a healthcare investment fund with an emphasis on companies pursuing clinical drug development, since January 2015. Prior to Dr. Lawler’s involvement with JFL Capital Management LLC, Dr. Lawler was a co-founder and served as Senior Managing Partner of Merus Capital Partners, LLC, a proprietary trading business, from October 2011 to November 2014. Dr. Lawler received his M.D. and Ph.D. from The Johns Hopkins University School of Medicine and he earned his B.A. degree from Queens College, City University of New York. Our Nominating and Corporate Governance Committee believes that Dr. Lawler’s extensive expertise in the biomedical field, and extensive experience in investment and strategic development, qualify him to serve on our Board of Directors.

Richard Anthony Cunningham	53	Mr. Cunningham has served as our Chief Executive Officer and a member of the Board since October 2023. He has over 20 years of leadership experience in the healthcare and biopharmaceutical industry. Prior to joining the Company, Mr. Cunningham was the Chief Executive Officer at Tyme Technologies Inc., a clinical-stage biopharmaceutical company, which position he held from November 2020 to October 2022. Prior to that, Mr. Cunningham was the Chief Executive Officer and President of IXC Discovery, Inc. (formerly, Icagen Inc.), a drug discovery company, which positions he held from November 2014 to November 2020. He has also served as a director of IXC Discovery, Inc. since April 2020. Before IXC Discovery, Inc., Mr. Cunningham held various roles at pharmaceutical and healthcare companies, including Boehringer Ingelheim and Valeant Pharmaceuticals (now, Bausch Health Companies Inc.; NYSE: BHC). His experience includes a broad array of responsibilities, including mergers and acquisitions, business development, strategy development, therapeutic launches, contracting, managed care, and sales and marketing. He has led the commercialization and launch of multiple therapies in oncology, rare disease, infectious disease, respiratory, neurology, cardiovascular and metabolic diseases. Our Nominating and Corporate Governance Committee believes that Mr. Cunningham’s extensive industry experience as a biotechnology director and executive officer, and his position as our Chief Executive Officer, qualify him to serve on our Board of Directors.

Aron R. English	41	Mr. English has served as a member of the Board since June 2020. Mr. English is the founder and has served as the President and Portfolio Manager of 22NW, LP, a Seattle-based value fund specializing in small and microcap investments with a multi-year investment horizon, since August 2014. Previously, Mr. English served as the director of research at Meson Capital Partners LLC, an investment firm, from January 2014 to August 2014. Prior to that, Mr. English served as director of research at RBF Capital, LLC, a provider of wealth management and financial services, from September 2010 until December 2013, after initially serving as a research analyst at the firm from September 2008 to September 2010. Mr. English earned his B.A. degree in English Literature with honors from the University of Washington. Our Nominating and Corporate Governance Committee believes that Mr. English’s investment experience and extensive knowledge of the capital markets qualify him to serve on our Board of Directors.

7

Class II Directors Continuing in Office Until the 2025 Annual Meeting

Name	Age
Nat Calloway	41	Dr. Calloway is an analyst and partner at 22NW, LP, a Seattle-based value fund specializing in small and microcap investments with a multi-year investment horizon, where he has been employed since June 2021. Dr. Calloway is the lead for 22NW, LP’s biotechnology, pharmaceutical and other healthcare investments, including Anebulo Pharmaceuticals, Inc. He is also a member of the board of directors of Lifecore Biomedical, Inc. (Nasdaq: LFCR), a medical contract development and manufacturing organization. Prior to that, Dr. Calloway was the Associate Director of Healthcare Research for Edison Group from December 2015 to June 2021. He has a PhD in Chemistry and Chemical Biology from Cornell University, a Masters of Science in Chemistry from Columbia, and completed a post-doctoral study in neuroscience at Weill Cornell Medical School. He has 10 scientific publications in the areas of physical chemistry, biochemistry and neuroscience. Our Nominating and Corporate Governance Committee believes that Dr. Calloway’s extensive experience as an analyst for biotechnology, pharmaceutical and healthcare investments, as well as his academic background and publications, qualify him to serve on our Board of Directors.

Areta Kupchyk	66	Ms. Kupchyk has served as a member of the Board since April 2021. Ms. Kupchyk is a partner in the law firm of Foley Hoag LLP, where she co-chairs the firm’s FDA Law practice group, since October 2015. Ms. Kupchyk is an FDA lawyer who advises biotechnology, medical device and pharmaceutical companies, as well as healthcare providers and institutions, researchers and investors in FDA-related matters. Ms. Kupchyk previously served as Associate Chief Counsel for Drugs and Biologics and Assistant General Counsel for Litigation at the FDA from 1993 to 2003. Ms. Kupchyk received a B.A. degree from the University of Maryland Baltimore County and J.D. from the University of Maryland School of Law. Our Nominating and Corporate Governance Committee believes that Ms. Kupchyk’s extensive experience as regulatory counsel at the FDA, as well as legal expertise in the life sciences field, qualify her to serve on our Board of Directors.

Kenneth Lin	50	Dr. Lin has served as a member of the Board since February 2021. Dr. Lin provided consulting services to Ligand from 2019 to 2020. Prior to that, he founded and served as the President and Chief Executive Officer of Ab Initio Biotherapeutics from January 2015 to July 2019. From July 2012 to July 2014, he was the Vice President of Corporate Development and Investor Relations for Ulthera, Inc., a medical device company that was acquired by Merz Pharma. From April 2008 to June 2012, Dr. Lin was a Vice President at TPG, a private equity investment firm, where he focused on healthcare. He received his M.D. from Case Western Reserve University with honors and his B.S. degree in Biological Sciences from Stanford University. Our Nominating and Corporate Governance Committee believes that Dr. Lin’s extensive experience with private equity investing and management of biotechnology companies qualify him to serve on our Board of Directors.

8

Board Diversity

The Board Diversity Matrix, below, provides the diversity statistics for our Board of Directors and is reviewed annually by our Board.

Board Diversity Matrix (As of October 20, 2023)
Total Number of Directors	9
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	7
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian		3
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	6
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background

information regarding Our board of directors and corporate governance

Independence of The Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that all of our current directors, other than Mr. Cunningham, are independent directors within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

Board Leadership Structure

The Board of Directors of the Company has an independent Chairperson, Dr. Lawler, who has authority, among other things, to call and preside over Board meetings, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chairperson has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Chairperson and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having a non-employee, independent Chairperson creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders.

Role of the Board in Risk Oversight

We have a risk management program that is overseen by our Chief Executive Officer and Chief Financial Officer. Material risks are identified and prioritized by management and each prioritized risk is referred to the Board or a committee thereof. One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. While each committee is responsible for specific risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee’s responsibilities also include oversight of cybersecurity risk management. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

9

Meetings of The Board of Directors

The Board of Directors met four times during the last fiscal year. During the last fiscal year, each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

Information Regarding Committees of the Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal year 2023 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Joseph F. Lawler
Simon Allen
Aron R. English			X
Kenneth Lin	X	X(1)	X(2)
Areta Kupchyk		X*	X
Jason M. Aryeh	X*		X*
Karah Parschauer	X	X
Nat Calloway		X
Total meetings in fiscal 2023	4	1	1

(1)	Mr. Lin served on the Nominating and Corporate Governance Committee until Mr. English was appointed to the Nominating and Corporate Governance Committee on October 30, 2022.

(2)	Mr. Lin served on the Compensation Committee until Mr. Calloway was appointed to the Compensation Committee on October 30, 2022.

*	Committee Chair

Below is a description of each committee of the Board of Directors.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee, including those who served on such committee in the last fiscal year, meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal control over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

10

The Audit Committee is composed of four directors: Mr. Shah (Chair), Mr. Aryeh, Dr. Lin and Ms. Parschauer. The Audit Committee met four times during the fiscal year. The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at https://ir.anebulo.com/corporate-governance.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards).

The Board of Directors has also determined that Mr. Shah and Mr. Aryeh each qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Shah’s level of knowledge and experience based on a number of factors, including his formal education and his experience as a chief financial officer and in other finance and accounting leadership roles, and in the financial sector. The Board made a qualitative assessment of Mr. Aryeh’s level of knowledge and experience based on a number of factors, including his formal education and experience as a founder and managing general partner of a hedge fund.

Report of the Audit Committee of the Board of Directors*

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended June 30, 2023 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023.‡

Mr. Jason M. Aryeh
Dr. Kenneth Lin
Ms. Karah Parschauer

*The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

‡ Mr. Shah joined the Audit Committee on October 6, 2023.

Compensation Committee

The Compensation Committee is composed of four directors: Ms. Kupchyk (Chair), Mr. Calloway, Ms. Parschauer and Mr. Shah. All members of the Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards). The Compensation Committee met one time during the last fiscal year. The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at https://ir.anebulo.com/corporate-governance.

11

The Compensation Committee acts on behalf of the Board to review, adopt or recommend for adoption and oversee the Company’s compensation strategy, policies, plans and programs, including:

●	establishment of corporate and individual performance objectives relevant to the compensation of the Company’s Chief Executive Officer and other executive officers and evaluation of performance in light of these stated objectives;

●	review and approval or recommendation to the Board for approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s Chief Executive Officer and the other executive officers and directors; and

●	administration of the Company’s incentive-compensation plans and equity-based plans.

Compensation Committee Processes and Procedures

The Compensation Committee typically meets once during the year and also acts by unanimous written consent. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent. During the past fiscal year, the Compensation Committee did not engage any compensation consultant.

The Compensation Committee determines bonuses for executive officers after considering Company performance and personal contributions, in addition to any specific performance criteria set for performance-based bonuses, in consultation with the Chief Executive Officer.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board or the Nominating and Corporate Governance Committee), reviewing and evaluating incumbent directors, selecting, or recommending to the Board for selection, candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and, if determined to be appropriate, developing a set of corporate governance principles for the Company.

The Nominating and Corporate Governance Committee is composed of three directors: Mr. Aryeh (Chair), Mr. English and Ms. Kupchyk. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee typically meets once a year. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website at https://ir.anebulo.com/corporate-governance.

12

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age, being in a position to properly exercise duties of loyalty and care and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, proven leadership capabilities, having sufficient time to devote to the affairs of the Company, demonstrated excellence and experience with a high level of responsibility in his or her field, having the ability to exercise sound business judgment, having the ability to quickly understand complex principles of business and finance and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity (including gender, racial and ethnic diversity, as well as other self-identified diversity characteristics), age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

The Nominating and Corporate Governance Committee appreciates the value of thoughtful Board refreshment, and regularly identifies and considers qualities, skills and other director attributes that would enhance the composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 1017 Ranch Road 620 South, Suite 107, Lakeway, Texas 78734, Attn: Secretary, not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days prior to such anniversary date, notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Submissions must include (i) the name, age, business address and residence address of such nominee, (ii) the principal occupation or employment of such nominee, (iii) the class or series and number of shares of stock that are owned beneficially and of record by such nominee as well as any derivative or synthetic instrument, convertible security, put, option, stock appreciation right, swap or similar contract, agreement, arrangement or understanding the value of or return on which is based on or linked to the value of or return on any shares of stock, (iv) a description of any agreement, arrangement, or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such nominee, whether or not such instrument or right shall be subject to settlement in underlying shares of stock, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such nominee with respect to securities of the Company, (v) all information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, and (vi) such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

13

Stockholder Communications With The Board Of Directors

The Board has a process by which stockholders may communicate with the Board. Any stockholder desiring to communicate with the Board may do so in writing by sending a letter addressed to the Board of Directors, c/o Corporate Secretary at the following address: 1017 Ranch Road 620 South, Suite 107, Lakeway, Texas 78734. The Corporate Secretary has been instructed by the Board to promptly forward communications so received to the members of the Board.

Code of Ethics

The Company has adopted the Anebulo Pharmaceuticals, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at https://ir.anebulo.com/corporate-governance/governance-documents. If the Company makes any substantive amendments the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Hedging Policy

Our Insider Trading Policy prohibits our employees, including our executive officers, directors and consultants of the Company and members of their immediate family, persons which whom they share a household, persons who are their economic dependents and other individuals or entities whose transactions in securities such persons influence, direct or control from engaging in short sales, transactions in put or call options, hedging transactions, using margin accounts, pledges, standing and limit orders or other inherently speculative transactions involving our equity securities.

* The disclosure under the caption “Hedging Policy” is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

14

Proposal 2

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2024 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. EisnerAmper LLP has audited the Company’s financial statements since its inception in April 2020. Representatives of EisnerAmper LLP will not be present at the Annual Meeting.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of EisnerAmper LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of EisnerAmper LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present virtually or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of EisnerAmper LLP.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended June 30, 2023 and 2022 by EisnerAmper LLP, the Company’s principal accountant.

	Fiscal Year Ended
	2023	2022
Audit Fees(1)	$137,025	$137,645
Audit-related Fees	-	-
Tax Fees	-	-
All Other Fees (specifically describe all other fees incurred)	-	-
Total Fees	$137,025	$137,645

(1)	Audit fees of EisnerAmper LLP for the fiscal years ended June 30, 2023 and 2022 were for professional services rendered for the audits of our financial statements, including accounting consultation, reviews of quarterly financial statements and professional services rendered in connection with our registration statements.

All fees described above were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures.

The Audit Committee’s policy is to pre-approve all audit, audit-related and non-audit services provided by the Company’s independent registered public accounting firm, EisnerAmper LLP, including fees and cost ranges. These services may include audit services, audit-related services, tax services, and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Company’s independent registered public accounting firm is required to periodically report to the Audit Committee regarding the extent of services provided by the Company’s independent registered public accounting firm in accordance with such pre-approval. The Audit Committee may also delegate pre-approval authority to one or more of its members. Such member(s) must report any decisions to the Audit Committee at the next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL 2.

15

Proposal 3

APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Company’s Board of Directors is requesting stockholder approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the Company’s authorized number of shares of common stock from 40,000,000 shares to 50,000,000 shares. The form of amendment is attached to this proxy statement as Appendix A.

The additional common stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding common stock of the Company. Although at present the Board of Directors has not approved any plans or proposals to issue any of the additional shares of the Company’s common stock that would become authorized for issuance if this proposal is approved, the Board of Directors desires to have the shares available to provide additional flexibility to use the Company’s common stock for financing and business purposes in the future. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of currently outstanding common stock of the Company, except for, with respect to the issuance of additional shares, effects incidental to increasing the number of shares of the Company’s common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of common stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

As of October 20, 2023, in addition to the 25,633,217 shares of common stock outstanding, the Board had reserved 4,908,150 of the remaining authorized and unissued shares of the Company for issuances under the Company’s stock incentive plans and upon the exercise of outstanding warrants. Thus, as of October 20, 2023, the Company had only 9,458,633 unissued and unreserved authorized shares of common stock.

Unless further stockholder approval is required for a proposed issuance of additional shares by the rules of Nasdaq or other applicable laws or regulations, the additional shares may be used for various purposes without further stockholder approval. These purposes may include: raising capital; providing equity incentives to employees, officers and directors; establishing strategic relationships with other companies; expanding the Company’s business or product lines through the acquisition of other businesses or products; and other purposes.

The additional shares of common stock that would become available for issuance if the proposal is adopted could also be used by the Company to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the Board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), stockholders should be aware that approval of the proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

If this proposal is not approved by our stockholders, our financing alternatives will likely be limited by the lack of sufficient unissued and unreserved authorized shares of common stock, and stockholder value may be harmed by this limitation. In addition, our future success depends upon our ability to attract, retain and motivate highly skilled scientific, commercial and managerial employees, and if this proposal is not approved by our stockholders, the lack of sufficient unissued and unreserved authorized shares of common stock to provide future equity incentive opportunities as the Board or the Compensation Committee thereof deems appropriate could adversely impact our ability to achieve these goals. In short, if our stockholders do not approve this proposal, we may not be able to access the capital markets, complete corporate collaborations, partnerships or other strategic transactions, attract, retain and motivate employees, and pursue other business opportunities integral to our growth and success.

REQUIRED VOTE AND BOARD OF DIRECTORS RECOMMENDATION

The affirmative vote of the holders of a majority of the outstanding shares of our common stock on the record date will be required to approve the amendment of the Company’s Amended and Restated Certificate of Incorporation to effect the authorized shares increase. As a result, abstentions will have the same effect as “against” votes. We do not expect there to be any broker non-votes on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” PROPOSAL 3.

16

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of the Company’s common stock as of September 30, 2023 by: (i) each director and nominee for director of the Company; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all current executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

The table is based upon information supplied by officers, directors and principal stockholders, and found in Schedules 13D and 13G filed with the SEC and other sources believed to be reliable by the Company. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 25,633,217 shares of common stock outstanding on September 30, 2023, adjusted as required by rules promulgated by the SEC. The number of shares of common stock used to calculate the percentage ownership of each listed beneficial owner includes the shares of common stock underlying options, warrants or convertible securities held by such beneficial owner that are exercisable or convertible within 60 days following September 30, 2023. Unless otherwise indicated, the address for each person or entity listed in the table is c/o Anebulo Pharmaceuticals, Inc., 1017 Ranch Road 620 South, Suite 107, Lakeway, Texas 78734.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percent of Total
5% or Greater Stockholders
Joseph F. Lawler(1)	12,069,250	47.0%
Aron R. English(2)	11,493,645	41.9%
22NW Fund, LP(3)	6,769,867	24.8%
Pharma Investors, LLC(4)	4,654,528	18.2%

Named Executive Officers and Directors
Simon Allen(5)	324,886	1.3%
Richard Anthony Cunningham	—	*
Rex Merchant	—	*
Sandra A. Gardiner	—	—
Kenneth C. Cundy(6)	96,294	*
Joseph F. Lawler(1)	12,069,250	47.0%
Aron R. English(2)	11,493,645	41.9%
Jason M. Aryeh(7)	67,536	*
Nat Calloway	—	*
Areta Kupchyk(8)	67,536	*
Kenneth Lin(9)	69,250	*
Karah Parschauer(10)	69,250	*
Bimal Shah	—	*
All current executive officers and directors as a group (11 persons)(11)	23,932,761	85.9%

*	Less than one percent.

(1)	Consists of (i) 3,300,344 shares owned by Mr. Lawler, (ii) 4,349,828 shares held by CAL GRAT 2022-1, a grantor retained annuity trust for which Mr. Lawler serves as the trustee and Mr. Lawler and his wife are the sole beneficiaries, (iii) 4,349,828 shares held by JFL GRAT 2-22-1, a grantor retained annuity trust for which Mr. Lawler serves as the trustee and Mr. Lawler and his wife are the sole beneficiaries, and (iv) 69,250 shares of common stock issuable to Mr. Lawler pursuant to options exercisable within 60 days of September 30, 2023.

(2)	Consists of (i) the shares described in notes (3) and (4) below and (ii) 69,250 shares of common stock issuable pursuant to options exercisable within 60 days of September 30, 2023.

17

(3)	Includes 1,703,577 shares issuable pursuant to warrants exercisable within 60 days of September 30, 2023. Mr. English, as the Manager of 22NW Fund GP, LLC, which is the General Partner of 22NW Fund, LP, may be deemed to beneficially own the securities owned directly by 22NW Fund, LP. The address for 22NW Fund, LP is 1455 NW Leary Way, Suite 400, Seattle, Washington 98107.

(4)	Mr. English, as the owner of Pharma Investors, LLC, may be deemed to beneficially own the securities owned directly by Pharma Investors, LLC. The address for Pharma Investors, LLC is 1455 NW Leary Way, Suite 400, Seattle, Washington 98107.

(5)	Consists of 324,886 shares of common stock issuable pursuant to options exercisable within 60 days of September 30, 2023. Mr. Allen’s employment was terminated on October 6, 2023.

(6)	Consists of 96,294 shares of common stock issuable pursuant to options exercisable within 60 days of September 30, 2023.

(7)	Consists of 67,536 shares of common stock issuable pursuant to options exercisable within 60 days of September 30, 2023.

(8)	Consists of 67,536 shares of common stock issuable pursuant to options exercisable within 60 days of September 30, 2023.

(9)	Consists of 69,250 shares of common stock issuable pursuant to options exercisable within 60 days of September 30, 2023.

(10)	Consists of 69,250 shares of common stock issuable pursuant to options exercisable within 60 days of September 30, 2023.

(11)	Includes shares described in the notes (1) through (2) and (6) through (11) above and excludes shares described in note (5) as Mr. Allen is no longer a current officer or director of the Company.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports filed on the SEC’s EDGAR system and written representations that no other reports were required, during the fiscal year ended June 30, 2023, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

18

information about our executive officers

The names, ages and positions of all executive officers are listed below.

Name	Age	Position(s)
Richard Anthony Cunningham	53	Chief Executive Officer
Daniel George	53	Part time Chief Financial Officer
Kenneth C. Cundy, Ph.D.	64	Chief Scientific Officer

The biography of Mr. Cunningham is set forth in “Proposal 1: Election of Directors” above.

Daniel George has served as the Company’s part-time Chief Financial Officer since September 2023. He has managed his professional services practice since December 2022, specializing in providing executive financial services to healthcare companies. Mr. George served as the Chief Financial Officer and Treasurer of Lucira Health, Inc. a publicly traded medical diagnostics company (“Lucira”), on a full-time basis from August 2020 to November 2022. Lucira filed for bankruptcy in February 2023 and was acquired by Pfizer, Inc. through a bankruptcy auction in April 2023. From April 2019 until August 2020, Mr. George served as Lucira’s Chief Financial Officer and Treasurer through his consulting practice, which he established in May 2016, specializing in providing executive financial services to healthcare companies covering a broad range of specialties. Mr. George served as Vice President, Finance for Avinger Inc., a publicly traded medical device company specializing in peripheral atherectomy from August 2014 to May 2016. From June 2012 to August 2014, Mr. George served as a consultant and Vice President of Finance for ApniCure, Inc., a medical device company specializing in the treatment of sleep apnea. From March 2009 to June 2012, Mr. George worked for Avantis Medical Systems, Inc., a manufacturer of colonoscopy visualization technology, where he was both a consultant and Chief Financial Officer. Mr. George was also the Sr. Director of Finance at FoxHollow Technologies Inc., a publicly traded medical device company, and worked for PricewaterhouseCoopers LLP, an accounting and management consulting firm, in the assurance and business advisory practice. Mr. George holds B.S. degrees in both Accounting and Finance from California State University, Long Beach.

Kenneth C. Cundy, Ph.D., has served as the Company’s Chief Scientific Officer since May 2022. Prior to that, Dr. Cundy served as the Chief Scientific Officer of CohBar, Inc., a publicly traded clinical stage biotechnology company developing therapeutics targeting chronic and age-related diseases, from November 2014 to March 2022. From December 2012 to November 2014, Dr. Cundy served as the Chief Scientific Officer for XenoPort, Inc., a biopharmaceutical company focused on the development of product candidates for the potential treatment of neurological disorders, and he also served as its Senior Vice President of Preclinical and Clinical Sciences from 2011 to 2012, as its Vice President of Preclinical Development from 2004 to 2011, and as its Vice President of Biopharmaceutics from 2000 to 2004. From 1992 to 2000, Dr. Cundy was Senior Director of Biopharmaceutics at Gilead Sciences, Inc. Prior to Gilead Sciences, from 1988 to 1992, Dr. Cundy was Principal Research Investigator at Sterling Drug, a pharmaceutical division of Eastman Kodak Company. He received a B.S. in Pharmacy from the University of Manchester and was registered as a pharmacist in the United Kingdom. He received a Ph.D. in Pharmaceutical Sciences from the University of Kentucky and postdoctoral training in Biochemistry at the University of California, Berkeley.

Executive and director Compensation

Summary Compensation Table

The following table shows for the fiscal years ended June 30, 2023 and 2022, compensation awarded to or paid to, or earned by, (i) all individuals who served as the Company’s principal executive officer during the fiscal year ended June 30, 2023, (ii) the two most highly compensated executive officers (other than the principal executive officer) of the Company who were serving as an executive officer of the Company at June 30, 2023 and (iii) a former executive officer who would have been among our two most highly compensated executive officers for fiscal 2023 but for the fact that he did not serve as an executive officer at June 30, 2023 (the “named executive officers”). The below does not address the executive compensation arrangements for Messrs. Cunningham and George, both of whom were appointed as principal executive officer and principal financial officer, respectively, after the conclusion of fiscal year ended June 30, 2023.

19

Summary Compensation Table for Fiscal 2023

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)

Simon Allen (2) Former President and Chief Executive Officer	2023	472,565	164,100	—	141,377	—		778,042
	2022	187,500			1,933,341			2,120,841
Kenneth C. Cundy Chief Scientific Officer	2023	361,650	63,500	—	70,475	—		495,625
	2022	39,936	—	—	450,421	—		490,357
Rex Merchant (3) Former Chief Financial Officer	2023	298,975	—	—	—	—		298,975
	2022	275,000						275,000
Sandra A. Gardiner (4) Former Acting Chief Financial Officer	2023	—	—	—		245,950	(4)	245,950

(1)	Dollar amounts reflect the aggregate grant date fair value of awards granted during the indicated year. This amount has been computed in accordance with Financial Accounting Standards Board, Accounting Standards Codification Topic 718, Compensation—Stock Compensation. Assumptions used in the calculation of this amount are described in our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2023. These amounts do not reflect the actual economic value that will be realized by the officer upon the vesting or exercise (as applicable) of the award or the sale of the common stock underlying such award.
(2)	Mr. Allen was terminated as our President and Chief Executive Officer as of October 6, 2023.
(3)	Mr. Merchant’s employment was terminated in March 2023.
(4)	Ms. Gardiner was appointed as our Acting Chief Financial Officer on March 2, 2023, and resigned on September 28, 2023. We paid for her services as our Acting Chief Financial Officer pursuant to the terms of a Master Services Agreement, dated March 2, 2023, between us and Potrero Hill Advisors, LLC (“Potrero”). We compensated Potrero at a rate of $550 per hour and paid Potrero an aggregate of $245,950 between March 2, 2023, and June 30, 2023. The Master Services Agreement terminated on September 28, 2023.

Narrative to Summary Compensation Table

Annual Base Salary

The compensation of our named executive officers is determined and approved by our Board. The fiscal 2023 annual base salaries for our named executives, were as follows:

NAME	2023 BASE
Simon Allen (1)	$472,565
Kenneth C. Cundy(2)	$361,650
Rex Merchant (3)	$284,625
Sandra A. Gardiner (4)	$(4)

(1)	Mr. Allen’s annual base salary at the beginning of fiscal 2023 was $450,000. This amount was increased to $495,130 per year effective January 1, 2023.
(2)	Dr. Cundy’s annual base salary at the beginning of fiscal 2023 was $350,000. The amount was increased to $373,300 per year effective January 1, 2023.
(3)	Mr. Merchant’s annual base salary at the beginning of fiscal 2023 was $275,000. This amount was increased to $294,250 per year effective January 1, 2023. Mr. Merchant’s employment was terminated in March 2023.
(4)	Ms. Gardiner provided services as our Acting Chief Financial Officer pursuant to the terms of a Master Services Agreement, dated March 2, 2023, between us and Potrero. We compensated Potrero at a rate of $550 per hour and paid Potrero an aggregate of $245,950 between March 2, 2023 and June 30, 2023.

20

Discretionary Bonuses

In December 2022, the Compensation Committee approved one-time discretionary bonuses for Dr. Cundy and Mr. Allen. Dr. Cundy received a $63,500 bonus and Mr. Simon received $164,100 bonus, each of which was paid in cash. Neither Dr. Cundy nor Mr. Simon were paid a bonus for the prior year.

The Compensation Committee reviewed and considered various factors in determining the amount of the discretionary bonuses. The factors considered included advancement of the Company’s product candidate, the responsibilities of each named executive officer, the level of retention risk, compensation trends within the industry, and the financial performance, capital raising and cash management of the Company. The discretionary bonuses were not based on specific quantitative formulas but rather were related to subjective evaluations by the Compensation Committee after weighing the above factors and the named executive officer’s contributions to the Company. Although the Compensation Committee reviewed key compensation trends in the life science industry, the amount of the discretionary awards was not benchmarked or tied to any other performance metrics or pay of similar executives at peer companies.

Equity-Based Incentive Awards

Our equity-based incentive awards are designed to align our named executive officers’ interests with those of our stockholders and to retain and incentivize our named executive officers over the long-term. Generally, our Board of Directors, or the Compensation Committee, approves equity grants. Vesting of equity awards is generally tied to continuous service with us and serves as an additional retention measure. Our named executive officers generally are awarded an initial new hire grant upon commencement of employment. Additional grants may occur periodically in order to specifically incentivize our named executive officers with respect to achieving certain corporate goals or to reward our named executive officers for exceptional performance. We have granted all equity awards under our 2020 Stock Incentive Plan. All options are granted with a per share exercise price equal to no less than the fair market value of a share of our common stock on the date of the grant of such award.

In December 2022, we granted Dr. Cundy an option to purchase 35,017 shares of our common stock and Mr. Simon an option to purchase 70,246 shares of our common stock, each with a per share exercise price of $3.37, and vesting ratably in 16 quarterly installments over a four-year period from December 9, 2022 through December 9, 2026, subject to each of their, respective, continuous service with us.

Employment Agreements with our Named Executive Officers

We have entered into employment agreements with each of our named executive officers. Each of our named executive officer’s employment is “at will” and may be terminated by us at any time. For a discussion of the severance pay and other benefits available in connection with a termination of employment and/or a change in control under the arrangements with our named executive officers, please see “—Potential Payments Upon Termination or Change in Control” below. In addition, each of our named executive officers is eligible to participate in the employee benefit plans generally available to our employees.

Simon Allen. In December 2021, we entered into an employment agreement with Mr. Allen, effective as of February 1, 2022, that provides for, among other things, an initial annual base salary of $450,000, an option to purchase 625,000 shares of our common stock (as further described under “—Equity-Based Incentive Awards” above) and a cash bonus of $1.5 million in the event of a Board approved sale of the Company for a sale price equal to or greater than $500 million.

Kenneth C. Cundy. In May 2022, we entered into an employment agreement with Dr. Cundy that provides for, among other things, an initial annual base salary of $350,000, an annual target bonus equal to 30% of his annual base salary (prorated based on the number of days employed), the Time-Based Option and the Performance-Based Option (as further described under “—Equity-Based Incentive Awards” above).

21

Rex Merchant. In January 2021, we entered into an employment agreement with Mr. Merchant that provided for, among other things, an initial annual base salary of $225,000, which was increased to $275,000 upon the closing of our initial public offering.

Sandra A. Gardner. In March 2023, we entered into a master services agreement with Potrero, pursuant to which, among other things, Potrero served as an independent consultant for the purpose of providing the Company with certain strategic and financial advice and support services, including the services of Sandra A. Gardiner as the Acting Chief Financial Officer. Potrero was compensated at $550 per hour for Ms. Gardiner’s services as our Acting Chief Financial Officer.

Outstanding Equity Awards at Fiscal year end

The following table shows for the fiscal year ended June 30, 2023, certain information regarding outstanding equity awards at fiscal year-end for the named executive officers.

Outstanding Equity Awards At June 30, 2023

		Option Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date

Simon Allen	2/1/2022	195,313	(1)	429,687	—		$7.02	1/31/2027
	6/27/2022	24,205	(2)	53,252	—		$7.02	7/31/2027
	12/9/2022	8,781	(3)	61,465	—		$3.37	12/08/2032
Kenneth C. Cundy	6/1/2022	58,360	(4)	175,086	116,723	(5)	$2.91	6/30/2027
	12/9/2022	4,377	(6)	30,640	—		$3.37	12/08/2032
Rex Merchant	—	—		—	—		—	—
Sandra A. Gardiner	—	—		—	—		—	—

(1)	This option vests ratably in 16 quarterly installments over a four-year period from April 1, 2022 through January 1, 2026, subject to Mr. Allen’s continuous service with us. In addition, the option fully vests upon the closing of a Board approved sale of the Company, subject to Mr. Allen’s continuous service on the date of such Board approval. The options ceased to vest in October 2023 in connection with Mr. Allen’s termination.
(2)	This option vests ratably in 15 quarterly installments from July 1, 2022 through January 1, 2026, subject to Mr. Allen’s continuous service with us. In addition, the option fully vests upon the closing of a Board approved sale of the Company, subject to Mr. Allen’s continuous service on the date of such Board approval. The options ceased to vest in October 2023 in connection with Mr. Allen’s termination.
(3)	This option vested ratably in 16 quarterly installments on the first day of each calendar quarter, starting on January 1, 2023, subject to Mr. Allen’s continuous service with us. The options ceased to vest in October 2023 in connection with Mr. Allen’s termination.
(4)	This option vests ratably in 16 quarterly installments from July 1, 2022 through April 1, 2026, subject to Dr. Cundy’s continuous service with us. In addition, the option fully vests upon the closing of a Board approved Reorganization Event (as defined in our 2020 Stock Incentive Plan), subject to Dr. Cundy’s continuous service on the date of such Board approval.
(5)	This option vests immediately upon FDA approval, on or prior to June 1, 2027, of ANEB-001.
(6)	This option vests ratably in 16 quarterly installments on the first day of each calendar quarter, starting on January 1, 2023, subject to Dr. Cundy’s continuous service with us.

22

Option Repricings

There were no repricings or cancellations of any of our named executive officers’ outstanding equity awards during the fiscal year ended June 30, 2023. We did not engage in modifications to any of our named executive officers’ outstanding equity awards during the fiscal year ended June 30, 2023.

Potential Payments Upon Termination or Change in Control

Regardless of the manner in which service terminates, all of our named executive officers are entitled to receive amounts earned during his term of service, including unpaid salary and unused vacation, as applicable. Each of our named executive officers is entitled to severance under his employment agreement as described below. In each case, the payment of severance benefits is subject to the named executive officer executing a general waiver and release of claims agreement within 30 days following such named executive officer’s termination or resignation date. In addition, if a named executive officer violates any of the restrictive covenants in his employment agreement, any remaining unpaid portion of his severance payment shall be forfeited.

Mr. Allen. In connection with Mr. Allen’s termination in October 2023, he is entitled to severance in an amount equal to nine months of his annual base compensation plus reimbursement for COBRA premiums paid by him for a maximum of 12 months.

Dr. Cundy. If Dr. Cundy’s employment is terminated by us without “Cause” or by his resignation for “Good Reason,” then Dr. Cundy shall be entitled to severance in an amount equal to six months of his annual base compensation and the Company will pay his and his eligible dependents’ COBRA premiums, subject to eligibility and timely election, until the earliest of (i) six months following the termination or resignation date, (ii) the expiration of his eligibility for continuation of coverage under COBRA and (iii) the date when he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. In addition, the number of shares subject to Other Stock-Based Awards (as defined under our 2020 Stock Incentive Plan) that in connection with a termination without “Cause” but absent a Change in Control, would have vested during the six months immediately following such termination or resignation date shall immediately vest and be exercisable in accordance with their terms.

In addition, certain of our named executive officers are eligible for accelerated vesting of Other Stock-Based Awards held by him upon a “Change in Control” as described below. Neither Mr. Merchant nor Ms. Gardiner were eligible for accelerated vesting of Other Stock-Based Awards upon a “Change in Control”.

Mr. Allen. As a result of Mr. Allen’s termination, his equity is not eligible for acceleration upon a Change in Control.

Dr. Cundy. All Other Stock-Based Awards granted to Dr. Cundy under our 2020 Stock Incentive Plan and held by him, but which are still outstanding, as of immediately prior to a Change in Control, to the extent unvested, shall immediately become 100% vested on a date set by the Board, provided Dr. Cundy was employed by the Company on the date of the Change in Control. The treatment of Dr. Cundy’s Time-Based Option and the Performance-Based Option are further described under “—Equity-Based Incentive Awards” above.

Under the employment agreements with Mr. Allen, Dr. Cundy and Mr. Merchant:

●	a termination for “Cause” means a termination due to: (i) the named executive officer’s willful failure to substantially perform the duties set forth in his employment agreement (other than any such failure resulting from the named executive officer’s disability); (ii) the named executive officer’s willful failure to carry out, or comply with, in any material respect any lawful directive of the Board; (iii) the named executive officer’s commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (iv) the named executive officer’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the named executive officer’s duties and responsibilities under his employment agreement; (v) the named executive officer’s commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, conversion of assets of the Company or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof); or (vi) the named executive officer’s material breach of his employment agreement or other agreements with the Company (including, without limitation, any breach of the restrictive covenants of any such agreement); and which, in the case of clauses (i), (ii) and (vi), continues beyond 30 days after the Company has provided the named executive officer written notice of such failure or breach (to the extent that, in the reasonable judgment of the Board, such failure or breach can be cured by the named executive officer), so long as such notice is provided within 90 days after the Company knew or should have known of such condition;

23

●	a resignation for “Good Reason” means a resignation (in the case of Mr. Allen and Mr. Merchant within two years) after the occurrence of one or more of the following conditions without the named executive officer’s written consent: (i) a material diminution in the named executive officer’s authority, duties, or responsibilities; (ii) a material diminution in the named executive officer’s annual base compensation; (iii) a material change in the geographic location at which the named executive officer must perform the services under his employment agreement that requires the named executive officer to relocate his residence; or (iv) any other action or inaction that constitutes a material breach of the named executive officer’s employment agreement by the Company; and which, in the case of any of the foregoing, continues beyond 30 days after the named executive officer has provided the Company written notice that the named executive officer believes in good faith that such condition giving rise to such claim of Good Reason has occurred, so long as such notice is provided within 90 days after the initial existence of such condition (and, in the case of Dr. Cundy, he actually resigns employment from the Company within 30 days following the Company’s failure to remedy the condition and the expiration of the 30-day cure period); and

●	a “Change in Control” means a Reorganization Event (as defined in our 2020 Stock Incentive Plan), which includes the consummation of: (A) the dissolution or liquidation of the Company, (B) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (C) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity (or its ultimate parent, if applicable), (D) the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of a related transactions by a person or group of persons, or (E) any other acquisition of the business of the Company, as determined by the Board; provided, however, that any public offering or other capital raising event, or a merger effected solely to change the Company’s domicile, shall not constitute a “Reorganization Event.”

Perquisites, health, welfare and retirement benefits

Each of our named executive officers is eligible to participate in our employee benefit plans, including our family health, dental and vision policies, in each case on the same basis as all of our other employees. We do not provide perquisites or personal benefits to our executive officers that we do not generally provide to our other employees.

24

Director Compensation

The following table shows for the fiscal year ended June 30, 2023 certain information with respect to the compensation of all non-employee directors of the Company:

Director Compensation for Fiscal 2023

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)

Joseph F. Lawler	$11,000	-	$11,000
Aron R. English	$1,000	-	$1,000
Jason M. Aryeh	$21,000	-	$21,000
Areta Kupchyk	$11,000	-	$11,000
Kenneth Lin	$1,000	-	$1,000
Karah Parschauer	$1,000	-	$1,000
Nat Calloway	$750	$79,000	$79,750

(1)	Mr. Allen did not earn compensation during fiscal 2023 for his service on the Board. Mr. Allen’s compensation is fully reflected in the “— Summary Compensation Table” above.
(2)	In accordance with SEC rules, this amount reflects the aggregate grant date fair value of stock option awards granted during the fiscal year ended June 30, 2023. These amounts have been computed in accordance with Financial Accounting Standards Board, Accounting Standards Codification Topic 718, Compensation—Stock Compensation. Assumptions used in the calculation of these amounts are described in our audited financial statements in our Annual Report on Form 10-K for the year ended June 30, 2023. This amount does not reflect the actual economic value that will be realized upon the exercise of the stock options or the sale of the common stock underlying such stock options.

Narrative to Director Compensation Table

In November 2022, in connection with his election to the Board of Directors, our Board of Directors granted Nat Calloway, a non-employee director, an option to purchase 59,149 shares of our common stock at a per share exercise price of $2.90. The option vests as follows: 25% vests on November 1, 2024 and the balance vests in equal monthly installments over the following 36 months.

Non-Employee Director Compensation Policy

Our Board of Directors adopted a non-employee director compensation policy which provides that each non-employee director will receive certain compensation for service on our Board. Cash retainers are paid in equal quarterly installments, payable in advance on the first day of each fiscal quarter in which the service will occur. However, if a director joins the Board or a committee of the Board other than on the first day of the fiscal quarter, each annual retainer will be prorated based on days served in the applicable fiscal year, with the prorated amount paid for the first fiscal quarter in which the non-employee director provides the service and regular full quarterly payments thereafter. Our non-employee director compensation policy provides for the following compensation:

●	an annual cash retainer of $1,000;

●	an additional annual cash retainer of $10,000 for service as Chairperson of our Board of Directors;

●	an additional annual cash retainer of $10,000 for service as the Chair of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee; and

●	an initial grant of options to acquire shares of our common stock with a grant date fair market value of $79,000, valued at the exercise price of the option, vesting on a straight-line monthly basis over four years of continuous service, as described in the applicable stock option agreement, and granted under our 2020 Stock Incentive Plan.

25

Securities authorized for issuance under equity compensation plans

The following table provides certain information with respect to our 2020 Stock Incentive Plan, which was our only equity compensation plan in effect as of June 30, 2023.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,049,313	$4.54	594,187
Equity compensation plans not approved by security holders	—	—	—
Total	2,049,313	$4.54	594,187

26

Transactions With Related Persons and indemnification

Related Person Transactions Policy and Procedures

In September 2021, our Nominating and Corporate Governance Committee adopted a written Related Person Transactions Policy, which was amended in October 2022, that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related party transactions.” For purposes of the Company’s policy only, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related party” are participants involving an amount that exceeds $120,000 or, if less, 1% of the average of our total assets at year-end for the prior two completed fiscal years. Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related party are not covered by this policy. A related party is any executive officer, director, nominee for director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related person transaction, management must present information regarding the proposed related person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related person transactions in advance, the Company relies on information supplied by its executive officers, directors and certain significant stockholders. In considering related person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related person transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its shareholders, as the Audit Committee determines in the good faith exercise of its discretion.

Related Party Transactions

The following includes a summary of transactions since July 1, 2021 to which we have been a party, in which the amount involved in the transaction exceeded $120,000 or, if less, 1% of the average of our total assets as of June 30, 2023 and 2022, and in which any of our directors, nominees for director, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive and Director Compensation” above.

September 2022 Private Placement

In September 2022, we completed a private placement of 2,264,650 units (collectively, the “Units”), with each Unit consisting of (i) one share of the Company’s common stock, par value $0.001 per share (“Common Stock”), and (ii) a warrant to purchase one share of Common Stock (the “Common Warrants”), for an aggregate purchase price of approximately $6.6 million (or $2.935 per Unit). Each Common Warrant has an exercise price of $4.215 per share, which is subject to customary adjustments in the event of any combination or split of the Common Stock, and has a five-year term. The Common Warrants contain beneficial ownership limitations which prevent the holder from exercising the Common Warrants if immediately following such exercise the holder would beneficially own shares of Common Stock in excess of the stated beneficial ownership limitation. 22NW Fund, LP, a fund affiliated with Mr. English, a director of the Company and the second largest beneficial owner of Common Stock, participated in the private placement and purchased 1,703,577 Units at the per Unit purchase price, for an aggregate purchase price of approximately $5.0 million. Pursuant to the securities purchase agreement for this private placement, we agreed to prepare and filed a registration statement on Form S-1with the Securities and Exchange Commission on November 2, 2022, which was subsequently declared effective on November 10, 2022, to register the resale of the shares of Common Stock included in the Units and the shares of Common Stock issuable upon exercise of the Common Warrants.

Indemnification

We provide indemnification for our directors and executive officers so that they will be free from undue concern about personal liability in connection with their service to us. Under our Bylaws, we are required to indemnify our directors and officers to the fullest extent permitted under the DGCL. We have also entered into indemnity agreements with certain officers and directors. These agreements provide, among other things, that the Company will indemnify the officer or director, under the circumstances and to the extent provided for in the agreement, for all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any proceeding or any claim, issue or matter therein, which he or she was, is or will be involved as a party or otherwise by reason of his or her position as a director, officer, employee, agent or other fiduciary of the Company, and otherwise to the fullest extent permitted by applicable law.

27

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” the Company’s proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or us. Direct your written request to Anebulo Pharmaceuticals, Inc., Attn: Secretary, at 1017 Ranch Road 620 South, Suite 107, Lakeway, Texas 78734, or contact Daniel George at (512) 598-0931. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

28

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Daniel George
Daniel George
Secretary

October 30, 2023

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended June 30, 2023 is available without charge upon written request to: Secretary, Anebulo Pharmaceuticals, Inc., 1017 Ranch Road 620 South, Suite 107, Lakeway, Texas 78734.

29

Appendix A

CERTIFICATE OF AMENDMENT TO THE

SECONDED AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ANEBULO PHARMACEUTICALS, INC.

Anebulo Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

One: The name of the Corporation is Anebulo Pharmaceuticals, Inc.

Two: The Board of Directors of the Company (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending the Corporation’s Seconded Amended and Restated Certificate of Incorporation, as corrected (the “Charter”), to amended and restate Section 4.1 of ARTICLE IV as follows:

“4.1 Authorized Capital Stock. The aggregate number of shares of capital stock that the Corporation is authorized to issue is Fifty-Two Million (52,000,000), of which Fifty Million (50,000,000) shares are common stock having a par value of $0.001 per share (the “Common Stock”), and Two Million (2,000,000) shares are preferred stock having a par value of $0.001 per share (the “Preferred Stock”).”

Three: Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Company for their approval, and was duly adopted in accordance with the provisions of Section 242 of the DGCL.

[Signature Page Follows]

In Witness Whereof, the Company has caused this Certificate of Amendment to be signed by its Chief Executive Officer this day of , 2023.

ANEBULO PHARMACEUTICALS, INC.

By:
Name:	Richard Anthony Cunningham
Title:	Chief Executive Officer

23309 Anebulo_Proxy_Card_REV1 - Front

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

ANEBULO PHARMACEUTICALS, INC.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on November 19, 2023.

INTERNET/MOBILE – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote at the Meeting –
If you plan to attend the annual meeting, you will need your 12 digit control number to vote electronically at the annual meeting. To attend the annual meeting visit:
https://www.cstproxy.com/anebulo/2023

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY .

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL FOR THE NOMINEES AND FOR PROPOSALS 2 AND 3.

1. Election of two Class III directors to serve until the 2026 annual meeting:

	FOR	WITHHOLD
(1) Jason M. Aryeh	☐	☐
(2) Bimal Shah	☐	☐

FOR	AGAINST	ABSTAIN
☐	☐	☐

FOR	AGAINST	ABSTAIN
☐	☐	☐

CONTROL NUMBER

Signature____________________**Signature, if held jointly**____________________ **Date**__________, **2023.**

Note: The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

23309 Anebulo_Proxy_Card_REV1 - Back

The Proxy Statement and our 2023 Annual Report to Stockholders are available at: https://www.cstproxy.com/anebulo/2023

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANEBULO PHARMACEUTICALS, INC.

The undersigned stockholder of Anebulo Pharmaceuticals, Inc. hereby appoints Richard Anthony Cunningham and Daniel George, as proxies (with full power of substitution) to vote all shares which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held on Monday, November 20, 2023 at 9:00 a.m., Pacific time, and any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE NOMINEES AND FOR PROPOSALS 2 AND 3.

Continued, and to be marked, dated and signed on the reverse side.